CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statement on Form S-8 of Southern States Power Company, Inc. of our report dated September 10, 2003 on our audit of the financial statements of Southern States Power Company, Inc. as of April 30, 2003, and the results of its operations and cash flows for the year then ended.

Kabani & Company, Inc.

Certified Public Accountants

Fountain Valley, California

December 17, 2003